United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Materials under § 240.14a-12

ZOMEDICA CORP.
(Name of Registrant as Specified in Its Charter)

 ________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear shareholders,

Thank you to those who joined us earlier this week to watch our full Investor Day event. If you missed the presentation, it is available on our website under Events and Presentations.

Since the event, we have received further questions about the rationale behind our 80-1 reverse split ratio. We have sent out a voice blast though our proxy firm Alliance, and many of you may have gotten the call. For those who did not receive it, we are sending the same message to you now, through this portal.

In summary, our decision to chose the 80:1 ratio for the reverse stock split was arrived at after a very lengthy and careful review of both historical and Zomedica-specific reverse split data with the following target goals:

1- Having sufficient post-split trading float;

2- Regaining compliance with the NYSE American listing standards;

3- Targeting post-split price of Zomedica shares of ~$20/share, but above ~$10.

Keep in mind that many long holders have minimum share price requirements to buy and hold the stock, with many having additional requirements to sell delisted "pink-sheeted" stocks, on OTC markets.

Also, a minimum share price is a requirement for inclusion in important indices such as the Russell family of indices, again likely to beneficial to our shareholders if we are included.

One additional point to reiterate is that our Company is NOT planning a buyback to regain compliance for the reasons made on many previous calls. We encourage you to review all public filings and transcripts and also the press releases from us highlighting reports from independent bodies such as ISS and Glass Lewis that support the reverse split at the suggested 80-1 ratio.

Your support matter and is greatly appreciated. Only your final vote counts, so please make it count for YOU!

You can reach our proxy adivsors at 1-866-619-8564 or 1-551-210-9857, for extra help with your voting processes.

As always, we are at your service: investors@zomedica.com.

Thank you!

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Dear shareholders,

As we approach our vote deadline of February 26, we are reaching out to encourage you to make your vote count. Only your final vote counts, so if you want to change your vote, it is not too late.

Over the past few weeks, we have worked hard to share our perspectives with you.

We published a letter from Zomedica CEO, Larry Heaton, in response to the many messages we received from investors. We encourage our shareholders to read the letter and reach out to us should you have any questions.

We produced a Virtual Investor Day event to reach as many shareholders as possible. In addition, we held regional meetings with shareholders, participated in conferences and had conversations with multiple investors.

Most recently, we shared a message explaining the rationale for the 80:1 reverse split ratio.

We believe Zomedica offers a compelling investment thesis, and we hope you will vote FOR our resolution so we can stay listed on the NYSE American, making it easier for you, our shareholders, to buy and sell your holdings.

If you have any questions for our proxy advisory firm, please email them at zom@allianceadvisors.com.

As always, feel free to reach out to investors@zomedica.com. We are at your service.

Please make your VOTE count.

Thank you,

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